Exhibit 10.2

EXCLUSIVE SUBLICENSE AGREEMENT

Between

GERON CORPORATION

and

ASTERIAS BIOTHERAPEUTICS, INC.

This EXCLUSIVE SUBLICENSE AGREEMENT (the “Agreement”) is entered into as of October 1, 2013 (the “Effective Date”) by and between Geron Corporation, a Delaware corporation having a principal place of business at 149 Commonwealth Drive, Menlo Park, California 94025 (“Geron”), and Asterias Biotherapeutics, Inc., a Delaware corporation having a principal place of business at 1301 Harbor Bay Parkway, Alameda, CA 94502 (“Licensee”).  Geron and Licensee are each referred to individually herein as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensee has acquired Geron’s technology directly related to the research, development and commercialization of products based on primate pluripotent embryonic stem cells (the “Contributed Assets”) pursuant to that certain Asset Contribution Agreement dated January 4, 2013 (the “Asset Contribution Agreement”); and

WHEREAS, Licensee also desires to obtain, and Geron is willing to grant, a license to certain patents licensed to and/or co-owned by Geron under the Colorado Telomerase License (as defined below) for specific uses, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.                   Definitions.  Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Asset Contribution Agreement.  As used throughout this Agreement and its Exhibits, the following terms shall have the meanings set forth below:

1.1	“Affiliate” means, with respect to a Party, any other entity that as of the date of the Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Party.

1.2	“Allowed Sales Deductions” means deductions for (i) import, export, excise, sales, value added and use taxes, custom duties, freight and insurance invoiced to and/or paid by the purchaser of a Licensed Product; (ii) rebates and trade discounts off of the invoiced purchase price customarily and actually allowed; and (iii) credits for returns, allowances or trades, actually granted.

1.3	“Colorado Telomerase License” means that certain Intellectual Property License Agreement, dated December 9, 1996, as amended, by and between Geron and UTC.

1.4	“Commercially Reasonable Efforts” means the expenditure of efforts and resources (including the obtaining of any necessary financing) consistent with the usual practice of a third party of similar size and capability in pursuing, in a reasonably timely manner, the development, approval, commercialization and marketing of its own pharmaceutical products that are of significant market potential and strategic value

1.5	“Confidential Information” means any and all information that is contained in any report under Section 5.1 or any written disclosure of an Invention under Section 8.1 (which information shall be deemed Licensee’s Confidential Information), or disclosed by a Party to the other Party or its Representatives or obtained by a Party or its Representatives from the other Party in connection with any audit under Section 5.2.

1.6	“Field of Use” means use of telomerase as an antigen in an immunotherapeutic product for use in humans wherein the telomerase antigen is delivered using (i) patient monocyte-derived dendritic cells, or other patient blood or bone marrow-derived antigen presenting cells, (ii) human embryonic stem cell derived dendritic cells or other antigen presenting cells, or (iii) induced pluripotent stem cell derived dendritic cells or other antigen presenting cells.

1.7	“GRNVAC” means the technology acquired by the Licensee under the Asset Contribution Agreement pertaining to the presentation of one or more antigens to the immune system using patient monocyte-derived (VAC-1) or dendritic cells or human embryonic stem cell-derived or induced pluripotent stem cell-derived antigen presenting cells (VAC-2).

1.8	“Inventions” means any discovery, modification, or improvement (whether or not protectable under state, federal, or foreign intellectual property laws) of the technology covered by the Licensed Patents.

1.9	“Licensed Patents” means the patents and patent applications that are (a) licensed to Geron and/or co-owned by Geron pursuant to the Colorado Telomerase License (b) related to telomerase, and (c) necessary for the development and commercialization of GRNVAC, as listed in Exhibit A.

1.10	“Licensed Product” means any product, or part thereof, that is sold, manufactured or used in the Territory and that is itself, or that is manufactured by a process that is, covered in whole or in part by an issued, unexpired Valid Claim within the Licensed Patents.

1.11	“Net Sales” means the total amount received by Licensee for the sale or other commercial disposition of Licensed Products by Licensee or its sublicensees, less the Allowed Sales Deductions incurred with respect to such sale or disposition.

1.12	“Representatives” means a Party’s Affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and advisors.

1.13	“Territory” means worldwide.

1.14	“Third Party” means any person or entity other than Geron or Licensee.

1.15	“UTC” means University Technology Corporation, a not-for-profit Colorado corporation having its principal place of business at 3101 Iris Ave, Suite 250, Boulder, Colorado, 80301 U.S.A.

1.16	“Valid Claim" means an unexpired claim in the Licensed Patents, whether or not issued or granted, which has not been revoked or held unenforceable, unpatentable or invalid by a court of competent jurisdiction, or unappealable or unappealed within the time allowed for appeal; and which has not been rendered unenforceable.

2.	License Grant.

2.1	License Grant by Geron. In consideration of payment by Licensee of the amounts set forth in Article 4 and subject to the terms and conditions of this Agreement, Geron hereby grants to Licensee and its Affiliates an exclusive, royalty-bearing sub-license under the Licensed Patents, including the right to grant further sublicenses in accordance with Section 2.3 hereof, solely to make, have made, use, import, sell, or have sold Licensed Products in the Territory under the Field of Use. Licensee acknowledges that this Agreement is subject to the Colorado Telomerase License, and that this Agreement must be consistent with the terms of the Colorado Telomerase License.

2.2	Retained Rights. The license granted to Licensee under Section 2.1 shall be subject to the retained right of UTC to use the Licensed Patents for noncommercial, research and educational purposes, as set forth in Section 2.4 of the Colorado Telomerase License. Further, Licensee agrees that Geron retains exclusively all rights to use, practice and exploit the Licensed Patents and all products based thereon for all uses outside the Field of Use. Licensee covenants that neither it, nor any of its Affiliates shall use, practice or exercise the Licensed Patents for any purpose outside the Field of Use licensed under Section 2.1.

2.3	Sublicense Rights. Licensee shall have the right to grant sublicenses of the rights granted to it under Section 2.1 solely to Third Parties engaged in research, development and marketing of Licensed Products in the Field of Use, and to contract service providers providing services to Licensee, and solely to the extent such sublicenses are reasonably needed for the research, development and/or commercialization of Licensed Products in the Field of Use. Each such sublicense shall be subject to the applicable terms and conditions of this Agreement, and shall require the sublicensee to diligently pursue the commercialization of the sublicensed technology, as set forth in a written, executed sublicense agreement between Licensee and each sublicensee. Licensee shall use commercially reasonable efforts to monitor and require compliance of its sublicensees with such diligence obligations. Licensee will provide Geron with a complete copy of each sublicense agreement within five (5) business days after its execution.

3.	No Implied Licenses; Retained Rights.

3.1	No Implied Licenses. Except as expressly set forth in Section 2.1 with respect to Licensed Patents in the Field of Use, Licensee does not and shall not obtain by virtue of this Agreement any license or other intellectual property interest in, to, or under any patents, know-how or other intellectual property of Geron or UTC, by implication or otherwise. For the avoidance of doubt, no technical data, information or knowledge of UTC related to Licensed Products, or any process based on or covered by the Licensed Patents, or the manufacture, marketing, registration, purity, quality, potency, safety and efficacy of the Licensed Products, exists nor is any such technical data, information or knowledge conveyed or licensed in any way to Licensee under this Agreement.

3.2	Retained Rights. Geron retains all rights not explicitly granted to Licensee in Article 2. For the avoidance of doubt, Geron retains all rights under the Licensed Patents, and all other intellectual property owned or controlled by Geron, outside of the Field of Use as expressly defined herein.

3.3	Expiration of License granted by UTC to Geron. Licensee understands that the license rights granted by UTC to Geron under the Licensed Patents expire upon the end of the term of the Licensed Patents (or at such earlier date that the Colorado Telomerase License is terminated).

4.	Consideration.

4.1	Upfront Fee. In consideration of the license granted to Licensee pursuant to Section 2.1, Licensee will pay to Geron a non-refundable, non-creditable upfront license fee of sixty-five thousand U.S. dollars ($65,000 USD) within thirty (30) calendar days after the Effective Date of this Agreement.

4.2	Annual License Maintenance Fee. In consideration of the license granted to Licensee pursuant to Section 2.1, commencing on the first anniversary of the Effective Date of this Agreement, and continuing thereafter during the Term, Licensee will pay to Geron an annual, non-refundable, non-creditable license maintenance fee, in each case, of ten thousand U.S. dollars ($10,000 USD)(each, a “License Maintenance Payment”). Licensee shall pay each License Maintenance Payment to Geron within thirty (30) calendar days after each anniversary of the Effective Date with respect to the immediately preceding annual period (each such period, a “License Maintenance Period”).If this Agreement expires or is terminated, Licensee will pay Geron a pro-rated License Maintenance Payment calculated by multiplying ten thousand U.S. dollars ($10,000 USD) by a fraction, the numerator of which is the number of days of the applicable License Maintenance Period that have elapsed as of the date of such expiration or termination, and the denominator of which is the total number of days in such License Maintenance Period.

4.3	Royalties. Licensee will pay to Geron earned royalties equal to one percent (1%) of Net Sales. Royalties due hereunder shall be paid to Geron quarterly within sixty (60) days after the close of each calendar quarter ended March 31, June 30, September 30, and December 31 during the Term.

4.4	Payments Generally. All payments shall be made in US Dollars by check to the following address:

Geron Corporation
Attention:  Controller
149 Commonwealth Drive
Menlo Park, CA 94025
Tel: 650-473-8694
Fax:  650-566-7182

Licensee shall be solely responsible for any and all payments due from its sublicensees.  Interest shall accrue and be paid on all sums due and unpaid under this Agreement at an interest rate equal to three percent (3%) per annum above the prime rate quoted from time to time by the Bank of America from the due date for payment until the date of payment in full thereof.

4.5	Currency Conversion. All payments to be made by Licensee to Geron under this Agreement shall be made in United States dollars and may be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Geron from time to time. In the case of payments to be made based on sales which are other than in United States dollars, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Geron shall be made in accordance with the exchange rates quoted by the Wall Street Journal on the last day of the calendar quarter for in which such payment is due. Such payments will be without deduction of exchange, collection or other charges.

5.	Royalty Reports; Audits.

5.1	Royalty Reports. Commencing at the end of the first quarter during which Licensee receives Net Sales, Licensee will submit to Geron a quarterly written report setting forth the Net Sales received by Licensee during the reporting period; the quantity of each Licensed Product sold by Licensee or its sublicensees during the reporting period and amounts due and payable with respect thereto; any applicable deductions; total royalties due to Geron hereunder; and the name and address of any sublicensees of Licensee. After the first such report, reports shall be made whether or not Licensee has received any Net Sales during said quarter. Licensee agrees to accompany each such report with full payment of all amounts due for the reported period. Licensee shall keep, and shall require its sublicensees to keep, complete and accurate records in sufficient detail to enable royalties due and payable hereunder to be determined.

5.2	Audits. At the written request of Geron not more than once in each Calendar Year, Licensee shall permit an independent certified public accounting firm selected by Geron and reasonably acceptable to Licensee, at Geron’s expense, to have access during normal business hours to those records of Licensee as may be reasonably necessary to verify the accuracy of royalty reports submitted by Licensee hereunder. If such accounting firm identifies a discrepancy in royalties paid by Licensee, the discrepancy will be promptly corrected by a payment or a refund by the applicable Party. The fees charged by such accounting firm shall be paid by Geron, provided, however, that if such audit uncovers an underpayment of royalties by Licensee that exceeds five percent (5%) of the total royalties owed, then the fees of such accounting firm shall be paid by Licensee. Licensee shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to grant access to such records by Geron’s independent accountant to the same extent required of Licensee under this Agreement.

5.3	Confidentiality of Audited Information. Geron shall treat all financial information subject to review under this Article 5 in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Licensee or any sublicensee obligating it to retain such information in confidence pursuant to such confidentiality agreement.

5.4	Taxes. All taxes imposed as a result of the existence of this Agreement or the performance hereunder shall be paid by the Party required to do so by applicable law, provided, however, that if required by applicable law, and solely to the extent required, Licensee shall withhold the amount of any such taxes and shall promptly effect payment thereof to the appropriate tax authorities. In that case, Licensee shall cooperate with Geron in obtaining a refund of any such taxes, and shall transmit to Geron official tax receipts or other evidence issued by such tax authorities sufficient to enable Geron to support a claim for the United States income tax credit in respect of any such taxes so withheld.

6.	Development.

Licensee will use Commercially Reasonable Efforts to conduct the research, development and commercialization of Licensed Products.  If Licensee fails to use Commercially Reasonable Efforts to conduct the research, development and commercialization of Licensed Products, Geron will have the right to terminate this Agreement in accordance with Section 13.3.

7.	Government and Regulatory Approvals.

Licensee is responsible for obtaining all government and regulatory approvals and authorizations necessary for the research, development, testing, production, distribution, sale, and use of Licensed Products.

8.	Intellectual Property.

8.1	Inventions. Licensee will promptly disclose in writing to Geron any Inventions that are conceived, made or reduced to practice by Licensee, alone or jointly with others, in the exercise of the license rights granted hereunder. Inventorship of such Inventions shall be determined in accordance with United States Patent law, and ownership shall be consistent with inventorship. Licensee, alone or with a sublicensee, will have the right to prepare, file and prosecute Inventions owned solely by Licensee or jointly with a sublicensee; any Inventions owned jointly by the Parties will be prepared, filed and prosecuted in collaboration by the Parties.

8.2	Filing, Prosecution and Maintenance of Licensed Patents. Geron shall use Commercially Reasonable Efforts to file, prosecute and maintain the Licensed Patents. All final decisions with respect to filing, prosecution and maintenance of the Licensed Patents shall be made by Geron.

8.3	Enforcement. Geron or UTC shall have the sole right, in their sole discretion and in accordance with the terms and conditions of the Colorado Telomerase License, to initiate a suit or other legal proceeding in their name or, if appropriate, in the names of Geron, UTC and Licensee, to enforce and defend the Licensed Patents with respect to any infringement or other unlawful use by a Third Party; provided, however, that neither Geron nor UTC shall have any obligation to bring such suit or other proceeding Licensee shall promptly notify Geron of any potential or actual infringement or unlawful use of the Licensed Products of which Licensee becomes aware. Licensee will assist Geron in any action taken or brought by Geron to enforce and defend the Licensed Patents, and will cooperate fully in such action, at Geron’s expense. Any recovery from such action will be retained by Geron, except that any recovery for infringement of Licensee’s rights in the Field of Use shall be allocated as follows: (a) first to Geron, pro rata with any recovery for infringement outside the Field of Use, until Geron has recovered its documented out of pocket costs of prosecuting the infringement in such action; (b) to any recovery in settlement of a claim or lawsuit, as damages for lost revenues or profits on the sale of a Licensed Product, shall belong to Licensee, and any amount awarded or paid in settlement of a claim or lawsuit, as damages for lost royalty revenues, shall belong to Geron.

8.4	Third Party Intellectual Property Rights. If Licensee receives any warning letter or other notice of infringement, or an action, suit or other proceeding is brought against Licensee alleging that any activity related to the Licensed Products infringes an intellectual property right of a Third Party, Licensee shall promptly notify Geron.

9.	Confidentiality.

9.1	Confidentiality Obligations. During the term of the Agreement and for a period of three (3) years thereafter, each Party shall not disclose any Confidential Information received from the other Party to any Third Party (other than such Party’s Representatives who have a need to know such Confidential Information) or use such Confidential Information of the other Party to compete with the other Party; provided, however, that this Section 9.1 shall not restrict either Party from performing any obligation or exercising any right under this Agreement and shall not restrict the individual Representatives of either Party from using Residual Knowledge. For purposes of this Agreement, “Residual Knowledge” means ideas, concepts, know-how, or techniques related to the Confidential Information that are retained in the unaided memories of the receiving Party’s individual Representatives who have had access to the Confidential Information. An individual Representative’s memory is considered unaided if the employee has not intentionally memorized the relevant Confidential Information for the purpose of retaining and subsequently using or disclosing it. Neither Party shall direct any of its individual Representatives to use or practice any Residual Knowledge. In protecting the other Party’s Confidential Information from unauthorized disclosure to any Third Party, each Party shall use at least the same degree of care as it uses in preventing the unauthorized disclosure of its own confidential information.

9.2	Exceptions. Notwithstanding anything contained herein to the contrary, Confidential Information shall not include information that:

(i) is or becomes publicly available (other than through a breach of this Agreement);

(ii) was known to or in the possession of the receiving Party or any of its Representatives at the time of disclosure;

(iii) is independently developed or acquired by the receiving Party or any of its Representatives without the use of Confidential Information provided by the other Party;

(iv) is disclosed with the prior written approval of the disclosing Party; or

(v) becomes known to the receiving Party or its Representatives from a Third Party  (other than a former officer, director or employee of a Party who knew such information during the term of their office, directorship or employment with such Party) on a nonconfidential basis without breach of this Agreement by the receiving Party.

9.3	Disclosure Required by Law. Notwithstanding anything to the contrary contained herein, a Party shall be permitted to disclose Confidential Information of the other Party to the extent required by law or pursuant to the order or legal process of a court, administrative agency, or other governmental body (including by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process), or any rule, regulation, policy statement or other formal demand of any national securities exchange, market or automated quotation system; provided, that, to the extent permitted by applicable law or any order or requirement of a court, administrative agency or other governmental body, the receiving Party will, as promptly as practicable, provide the disclosing Party with prior written notice of such requirement so that the disclosing Party may seek a protective or other order at its sole expense, or waive compliance with the terms of this Agreement with respect to such disclosure. If such protective order is not timely obtained, or if the disclosing Party waives compliance with the provisions hereof or fails to promptly respond to the receiving Party’s written notice, the receiving Party will, without liability under this Agreement, furnish only that portion of the Confidential Information that it is advised by its outside legal counsel is legally required and will exercise commercially reasonable efforts to obtain assurance that confidential treatment, if available, will be accorded such Confidential Information. Notwithstanding anything to the contrary contained herein, each Party may disclose Confidential Information of the other Party to the extent required by federal or state securities laws or reporting obligations to the United States Securities and Exchange Commission.

9.4	Agreement and Terms Confidential. Except as required by law, including but not limited to federal and state securities laws or reporting obligations to the United States Securities and Exchange Commission, or pursuant to the order or requirement of a court, administrative agency or other governmental body (including by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process), or any rule, regulation, policy statement or other formal demand of any national securities exchange, market or automated quotation system, neither Party shall publicly disclose the terms and conditions of this Agreement unless expressly authorized to do so in writing by the other Party, which authorization shall not be unreasonably withheld. This restriction shall not apply with respect to any terms and conditions of this Agreement that are or become publicly available (other than through a breach of this Agreement).

9.5	Equitable Remedies. Each Party acknowledges and agrees that due to the unique nature of the Confidential Information, there may be no adequate remedy at law for any breach of its obligations hereunder, and therefore, that upon any breach hereof, the other Party shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law.

10.	Publications; Press Releases.

10.1	Publications. Licensee shall have the right to publish the results of activities conducted in by Licensee or its sublicensees in the exercise of the license rights granted pursuant to this Agreement. Licensee shall submit proposed publications for Geron's review at least thirty (30) days prior to the date of submission for publication or public disclosure. Geron will complete its review within thirty (30) days of receipt of the proposed publication. Upon Geron's request, Licensee shall delete from proposed publications any reference to Geron's Confidential Information. If, during its thirty (30) day review period, Geron notifies Licensee that it desires patent applications to be filed on any Inventions disclosed or contained in the manuscripts, Licensee shall delay publications or other disclosure for a period, not to exceed ninety (90) days, sufficient to permit Geron or Licensee to file any desired patent applications, as provided by Section 8.1 above.

10.2	Press Releases. Except for disclosures permitted under Section 9.4 or Section 10.1, any press release related to any terms and conditions of this Agreement shall be subject to mutual agreement of the Parties; provided, however, that no such agreement shall be required with respect to any press release that references or discloses the existence of this Agreement or the sublicense of the Licensed Patents, or with respect to any information previously disclosed by the other Party or included in any press release approved by the other Party.

11.	Representations and Warranties.

11.1	Each Party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its state of incorporation and has full corporate power and authority to enter into this Agreement; (b) it is in good standing with all relevant governmental authorities; (c) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (d) its entry into and performance of the terms and conditions of this Agreement will not violate any agreements or obligations such Party may have to any other person or entity.

11.2	Geron represents and warrants as of the Effective Date the Colorado Telomerase License is current and in full force and effect. Geron agrees that in the event of the termination of the Colorado Telomerase License, Geron will give Asterias notice of such event within 30 days of its occurrence.

11.3	No Implied Warranties. Nothing in this Agreement is or shall be construed as:

11.3.1	A warranty or representation as to the validity or scope of the Licensed Patents;

11.3.2	A warranty or representation that anything made, used, or disposed of under this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

11.3.3	An obligation to bring or prosecute actions or suits against third parties for infringement of the Licensed Patents; or

11.3.4	Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Geron or Third Parties, other than expressly provided herein.

11.4	Disclaimer of Warranty; Limitation of Liability. Except as explicitly set forth herein, Geron makes no representation or warranty, express or implied, with respect to the Licensed Patents, including any warranty of merchantability, fitness for any particular purpose or that the practice of the Licensed Patents does not infringe any third party patents. EXCEPT WITH RESPECT TO CLAIMS FOR MATERIAL BREACH OF ARTICLE 9, IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

12.	Indemnification; Insurance.

12.1	Indemnification by Geron. Subject to Article 14, Geron hereby agrees at all times during the term of this Agreement to indemnify, defend and hold harmless Licensee and its Affiliates (collectively, the “Asterias Indemnified Parties”) from and against any Damages with respect to any claims and any Proceedings with respect to such claims (together, “Claims”) made by any Third Party and arising from or based on (a) a material breach of Geron’s representations and warranties contained in Section 11.2 or (b) the negligence or willful misconduct of Geron in the performance of its obligations or exercise of its rights under this Agreement; provided that such indemnification obligation shall not apply to Damages incurred by a Asterias Indemnified Party to the extent such Asterias Indemnified Party is adjudicated (in a final non-appealable judgment) to have acted in a negligent or willfully wrongful manner.

12.2	Indemnification by Licensee. Subject to Article 14, Licensee hereby agrees to defend, indemnify and hold harmless Geron and its Affiliates; the University of Colorado; University License Equity Holdings, Inc. (the successor to University Technology Corporation); and the Howard Hughes Medical Institute, and each of their directors, officers, employees, and agents (collectively, the “Geron Indemnified Parties”) from and against any Damages with respect to any Claims made by any Third Party and (a) arising from or based on a material breach of Licensee’s representations and warranties contained in Section 11.1; or (b) resulting from personal injury, product liability or property damage relating to or arising from: (i) the manufacture, use, promotion or sale of any Licensed Product by Licensee or its sublicensees; or (ii) the use by any person of a Licensed Product made, created, sold or otherwise transferred by Licensee or its sublicensees; or (c) based on or resulting from the breach of this Agreement by Licensee or the negligence or willful misconduct of Licensee or its sublicensee in the performance of their respective obligations or the exercise of their respective rights relating to this Agreement; provided that such indemnification obligation shall not apply to Damages incurred by a Geron Indemnified Party to the extent such Geron Indemnified Party is adjudicated (in a final non-appealable judgment) to have acted in a negligent or willfully wrongful manner.

12.3	Insurance. Asterias agrees to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the indemnified parties. Asterias shall continue to maintain such insurance or self-insurance during the term of this Agreement and after the expiration or termination of this Agreement for a period of five (5) years. The Licensee’s insurance shall name Geron, UTC, the University of Colorado and the Institute, and its and their employees, directors, and agents as additional named insureds.

13.	Term and Termination.

13.1	Term and Expiration. The term of this Agreement shall commence upon the Effective Date and, unless terminated earlier pursuant to Sections 13.2, 13.3, 13.4, 13.5 or 13.6 below, shall continue in effect until expiration of all Valid Claims of the Licensed Patents hereunder (the “Term”).

13.2	Termination of Colorado Telomerase License. This Agreement shall terminate immediately upon any termination of the Colorado Telomerase License. In the event that the Colorado Telomerase License is terminated Geron will notify Licensee of such termination within 30 days.

13.3	Termination for Material Breach. Each Party shall have the right to terminate this Agreement for uncured material breach of the other Party, as follows: If a Party believes that the other Party is in material breach of its obligations under this Agreement, then such Party may provide written notice to the other Party setting forth a description of the asserted material breach. The Party against which such breach is asserted by such notice shall then either (1) cure such asserted material breach within sixty (60) days after actual receipt of such written notice (or such longer period as may be agreed by the Parties) or, if such Party disagrees that it is in material breach, (2) initiate dispute resolution pursuant to Article 14, whereupon the sixty (60) day cure period shall be tolled until the dispute is resolved. If a Party has materially breached its obligations under this Agreement and does not cure such breach by the end of the sixty (60) days period after the other Party provides notice of such breach as above, then the Party providing such notice may then terminate the Agreement immediately on written notice to the breaching Party.

13.4	Termination by Licensee. Licensee shall have the right to terminate this Agreement for any reason, with or without cause, upon ninety (90) days prior written notice to Geron. The termination shall become effective upon expiration of the ninety (90) day period.

13.5	Termination for Bankruptcy. A Party may terminate this Agreement upon written notice upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof (or such other period as the Parties may mutually agree in writing).

13.6	Effect of Termination. Upon any expiration pursuant to Section 13.1 or any termination pursuant to Sections 13.2, 13.3, 13.4, or 13.5, all obligations incurred by Licensee to Geron and all the rights granted to Licensee, including pursuant to Sections 2.1 and 2.3, shall immediately terminate (except as provided below), and any sublicenses granted by Licensee shall terminate. Upon any termination, Licensee shall immediately cease (and cause its sublicensees to cease) making, having made, using, selling, and having sold Licensed Products. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Article 9 shall survive the expiration or termination of this Agreement and shall continue for the period of time set forth in Article 9. In addition, Articles 1, 5, 9, 10, 12, 14 and 15, and Sections 8.1, 11.2, 11.3, 13.6, shall survive expiration or termination of this Agreement.

13.7	In the event Geron receives any written notice from UTC alleging that Geron is in breach or default of Geron’s obligations under the Colorado Telomerase License, Geron shall: (a) promptly provide Licensee with notice of UTC’s alleged breach or default by Geron; and (b) use its Commercially Reasonable Efforts to cure such breach or default.

14.	Dispute Resolution and Indemnification Procedures.

14.1	Notwithstanding anything to the contrary contained in this Agreement, the dispute resolution provisions of Schedule 10.10(b) of the Asset Contribution Agreement shall apply with full force and effect to any disputes with respect to the matters contemplated by this Agreement and the indemnification obligations between the parties under Article 12. Accordingly, the parties agree that any claim (other than a claim for injunctive or other equitable relief from a court of competent jurisdiction in accordance with Section 15.4) for any breach of Geron’s or Asterias’ obligations under this Agreement, or for indemnification under Article 12, shall be brought and resolved exclusively in accordance with the provisions of Schedule 10.10(b) of the Asset Contribution Agreement as if Geron or Asterias were bringing such claim as a Geron Indemnitee or Asterias Indemnitee, respectively, thereunder, and shall otherwise be governed by the applicable provisions of this Article 14; provided, however, that nothing in this Article 14 shall prevent any party from seeking injunctive and other equitable relief from a court of competent jurisdiction in accordance with Section 15.4.

14.2	In the event that any party to this Agreement becomes aware of any event or circumstance that would reasonably be expected to constitute or give rise to any claim contemplated by Section 14.1, the party having the right to bring such claim (“Claimant”) shall take all commercially reasonable efforts to mitigate and minimize all Damages that may result from the breach giving rise to the claim (it being understood that nothing in this Agreement shall limit such Claimant’s right to seek recovery from the other party with respect to any costs of such mitigation). Each Claimant shall use reasonable efforts to collect any amounts available under insurance coverage for any claim under this Agreement. The amount of any claim shall be net of any amounts recovered by the Claimant under insurance policies with respect to such claims in excess of the sum of: (i) reasonable out-of-pocket costs and expenses relating to collection under such policies; and (ii) any deductible associated therewith to the extent paid or by which insurance proceeds were reduced.

14.3	In the event of the assertion or commencement by any Third Party of any action or other proceeding (“Proceeding’) with respect to which any Asterias Indemnified Party or Geron Indemnified Party (each an “Indemnitee”) may be entitled to indemnification pursuant to Article 12 of this Agreement, the indemnifying party (“Indemnitor”) shall have the right, at its election and expense, to proceed with the defense of such Proceeding on its own with counsel reasonably satisfactory to the Indemnittee; provided, however, that the Indemnitor shall not settle or compromise any such Proceeding without the prior written consent of the Indemnitee(s), which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnitee(s) shall give the Indemnitor prompt written notice after it becomes aware of the commencement of any such Proceeding against the Indemnitee(s); provided, however, any failure on the part of the Indemnitee(s) to so notify the Indemnitor shall not limit any of the obligations of the Indemnitor, or any of the rights of the Indemnitee(s), under this Section 14.3 (except to the extent such failure prejudices the defense of such Proceeding). If the Indemnitor elects to assume and control the defense of any such Proceeding: (a) at the request of the Indemnitor, the Indemnitee(s) shall make available to the Indemnitor any material documents and materials in the possession of the Indemnitee(s) that may be necessary to the defense of such Proceeding; (b) the Indemnitor shall keep the Indemnitee(s) reasonably informed of all material developments relating to such Proceeding; and (c) the Indemnitee(s) shall have the right to participate in the defense of such Proceeding at its own expense. If the Indemnitor does not elect to proceed with the defense of any such Proceeding, the Indemnitee(s) may proceed with the defense of such Proceeding with counsel reasonably satisfactory to the Indemnitor; provided, however, that the Indemnitee(s) may not settle or compromise any such Proceeding without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld, conditioned or delayed).

14.4	Subject to any injunction or other equitable remedies that may be available to any party, a party shall not be liable or responsible in any manner whatsoever to the other party with respect to the matters contemplated by this Agreement (whether for indemnification or otherwise) other than for claims brought as provided in this Article 14 and subject to the limitations contained therein, and subject to the foregoing, this Article 14 provides the exclusive remedy and cause of action of Indemnitees against any Indemnitor with respect to any matter arising out of or in connection with this Agreement; provided, however, that no claim against a party for fraud by such party shall be subject to the limitations of this Article 14.

15.	General Provisions.

15.1	Independent Contractors. The Parties are independent contractors and shall not be deemed to be partners, joint venturers or each other’s agents or employees, and neither Party shall have the right to act on behalf of or otherwise bind the other Party, except as is expressly set forth in this Agreement.

15.2	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties, and supersedes all previous agreements, promises, representations, understandings, and negotiations, whether written or oral between the Parties, with respect to the subject matter of this Agreement. There shall be no amendments or modifications to this Agreement, except by a written document signed by both Parties.

15.3	Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, except that a Party may assign this Agreement, without such consent, to its successor in interest as part of a sale or transfer, by way of merger or otherwise, of all or substantially all of the business assets of such Party (or, if such Party is organized in divisions or other distinct business units, all of the business assets of a division or unit engaged in activities related to the Licensed Patents), or in the case of Geron, it assigns, transfers, or otherwise disposes of the Colorado Telomerase License in whole or in part, provided that the assignee agrees to be bound in writing by all the terms of this Agreement in place of the assignor.

15.4	Governing Law; Dispute Resolution. This Agreement and all claims or causes of action (whether in contract or tort or otherwise) based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles that would result in the application of any law other than the laws of the State of California. Except as provided for in Article 14, each of Geron and Asterias: (a) consents to and submits to the exclusive jurisdiction and venue of the Superior Court of the State of California for the County of Santa Clara, or the United States District Court for the Northern District of California, in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that all claims in respect of any such Proceeding shall be heard and determined in any such court; (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) shall not bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of Geron and Asterias waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each of Geron and Asterias hereby agrees that service of any process, summons, notice or document in accordance with the provisions of Section 15.7 shall be effective service of process for any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15.5	Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the Parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties) and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

15.6	No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a Party’s right to the future enforcement of its rights under this Agreement.

15.7	Notices. Any notice required or permitted by this Agreement to be given to either Party shall be in writing and shall be deemed given when delivered personally, by confirmed fax to a fax number designated in writing by the Party to whom notice is given, or by registered, recorded or certified mail, return receipt requested, and addressed to the Party to whom such notice is directed, at:

If to Geron:	Geron Corporation
149 Commonwealth Drive
Menlo Park, California  94025
Attention: Executive Director, Legal
Telephone:  (650) 473-7700
Facsimile:  (650) 473-7750

If to Licensee:	Asterias Biotherapeutics, Inc.
c/o BioTime, Inc.
1301 Harbor Bay Parkway
Alameda, CA 94502
Attention: Chief Executive Officer
Telephone:  (510) 521-3390
Facsimile:  (510) 521-3389

or at such other address or fax number as such Party to whom notice is directed may designate to the other Party in writing.

15.8	Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, ordinance, demand or requirement of any government agency, or any other act or condition beyond the control of the Party (a “Force Majeure”), the Party so affected, upon giving prompt notice to the other Party, shall be excused from such performance (other than the obligation to pay money) during such prevention, restriction or interference, provided that such Party continues to perform all its obligations under this Agreement, to the extent it is able, and uses diligent, good faith efforts to perform any such prevented, restricted or interfered obligations as soon as practicable, after the effects of such Force Majeure no longer prevent such performance. Further, if a Party is prevented from performing any material obligation under this Agreement by a Force Majeure, for a period of 180 days, then the other Party may terminate this Agreement on notice.

15.9	Use of Names. Except as otherwise provided herein, no right, express or implied, is granted by either party to use in any manner the name of Geron or Licensee or any other trade name or trademark of the other party in connection with the performance of this Agreement.

15.10	Counterparts. This Agreement shall be fully executed in two (2) original counterparts, each of which shall be deemed an original.

15.11	Licenses of Intellectual Property; Bankruptcy Code. The Parties agree that the sublicenses granted to Licensee to use Licensed Patents constitute licenses of “intellectual property” as defined in the United States Bankruptcy Code (the “Bankruptcy Code”) and as used in Section 365(n) of the Bankruptcy Code. The Parties also agree that the payments of royalties on Net Sales required to be paid by Licensee to Geron under this Agreement constitute “royalties” under Section 365(n) of the Bankruptcy Code.

IN WITNESS WHEREOF, authorized officers of each of Geron and Licensee have executed this Agreement as of the date first set forth above.

GERON CORPORATION

By:	s/John Scarlett
John Scarlett
Title:	Chief Executive Officer

ASTERIAS BIOTHERAPEUTICS, INC.

By:	s/Thomas Okarma

EXHIBIT A
LICENSED PATENTS

hTERT Licensed Patents

1/4/2013 10:51

FILE #	TITLE	COUNTRY	APPLICATION NUMBER	DATE FILED	PATENT NUMBER	ISSUE DATE	STATUS
018/062C	Genes for Human Telomerase Reverse Transcriptase and Telomerase Variants	US	09/438,486	12-Nov-99	6,927,285	9-Aug-05	Issued
018/181C	Telomerase	US	09/843,676	26-Apr-01	7,056,513	6-Jun-06	Issued
018/210C	Nucleic Acids Encoding Human Telomerase Reverse Transcriptase and Related Homologs	US	09/721,506	22-Nov-00	7,262,288	28-Aug-07	Issued
018/213C	Nucleic Acid Compositions for Eliciting an Immune Response Against Telomerase Reverse Transcriptase	US	10/044,692	11-Jan-02	7,560,437	14-Jul-09	Issued
018/221P	Human Telomerase Reverse Transcriptase Polypeptides	US	10/877,124	24-Nov-09	7,622,549	24-Nov-09	Issued
018/224C	Immunogenic Composition	US	11/894,643	20-Aug-07			Pending
018/204CH	Telomerase Reverse Transcriptase	CH	2312/97	1-Oct-97	689672	13-Aug-99	Issued
018/204GB	hTRT, the Reverse Transcriptase Subunit of Human Telomerase	GB	9720890.4	1-Oct-97	2317891	4-Aug-98	Issued
018/206AU	Human Telomerase Catalytic Subunit	AU	48073/97	1-Oct-97	734089	20-Sep-01	Issued
018/206BR	Human Telomerase Catalytic Subunit: Diagnosis and Therapeutic Methods	BR	9712254.8	1-Oct-97			Pending
018/206CA	Human Telomerase Reverse Transcriptase	CA	2,267,664	1-Oct-97			Allowed
018/206IL	Telomerase Reverse Transcriptase Gene, Promoter, and Encoded Protein and Diagnostic Kits and Pharmaceutical Compositions Utilizing the Same	IL	129103	1-Oct-97	129,103	21-Apr-08	Issued
018/206KR	Human Telomerase Catalytic Subunit	KR	10-1999-7002838	1-Oct-97	10-0530483	16-Nov-05	Issued
018/206NO	Human Telomerase Catalytic Subunit	NO	19991588	1-Oct-97	319982	10-Oct-05	Issued
018/206NZ	Human Telomerase Catalytic Subunit	NZ	334709	1-Oct-97	334709	9-Oct-01	Issued
018/206SG	Human Telomerase Catalytic Subunit	SG	99009565	1-Oct-97	64216	19-Jun-01	Issued
018/216NO D	Human Telomerase Catalytic Subunit: Diagnosis and Therapeutic Methods	NO	2005 3120	1-Oct-97	332085	18-Jun-12	Issued
018/219EP D2	Promoter for Telomerase Reverse Transcriptase	EP	9176870.5	1-Oct-97			Pending

1

018/225JP D2	Human Telomerase Catalytic Subunit	JP	2008-194208	1-Oct-97	4852576	28-Oct-11	Issued
018/226DE	Human Telomerase Catalytic Subunit	DE	69739497.2	1-Oct-97	69739497.2	15-Jul-09	Issued
018/227IE	Human Telomerase Catalytic Subunit	IE		1-Oct-97	1783139	15-Jul-09	Issued
018/228FR	Human Telomerase Catalytic Subunit	FR		1-Oct-97	1783139	15-Jul-09	Issued
018/229BE	Human Telomerase Catalytic Subunit	BE		1-Oct-97	1783139	15-Jul-09	Issued
018/230IT	Human Telomerase Catalytic Subunit	IT		1-Oct-97	1783139	15-Jul-09	Issued
018/231NL	Human Telomerase Catalytic Subunit	NL	49654/BE/2009	1-Oct-97	1783139	15-Jul-09	Issued
018/232CH	Human Telomerase Catalytic Subunit	CH		1-Oct-97	1783139	15-Jul-09	Issued
018/233GB	Human Telomerase Catalytic Subunit	GB		1-Oct-97	1783139	15-Jul-09	Issued
018/234CN D	Human Telomerase Catalytic Subunit	CN	201010150493.9	1-Oct-97			Pending
018/235HK	Human Telomerase Catalytic Subunit	HK	11111117.2	1-Oct-97			Pending
018/240FR	Human Telomerase Catalytic Subunit	FR	30754543	1-Oct-97	1333094	4-Apr-12	Issued
018/241DE	Human Telomerase Catalytic Subunit	DE	30754543	1-Oct-97	1333094	4-Apr-12	Issued
018/242IE	Human Telomerase Catalytic Subunit	IE	30754543	1-Oct-97	1333094	4-Apr-12	Issued
018/243NL	Human Telomerase Catalytic Subunit	NL	30754543	1-Oct-97	1333094	4-Apr-12	Issued
018/244CH	Human Telomerase Catalytic Subunit	CH	30754543	1-Oct-97	1333094	4-Apr-12	Issued
018/245GB	Human Telomerase Catalytic Subunit	GB	30754543	1-Oct-97	1333094	4-Apr-12	Issued
018/301AT	Human Telomerase Catalytic Subunit	AT	97307757.1	1-Oct-97	245194	16-Jul-03	Issued
018/302BE	Human Telomerase Catalytic Subunit	BE	97307757.1	1-Oct-97	841396	16-Jul-03	Issued
018/303CH	Human Telomerase Catalytic Subunit	CH	97307757.1	1-Oct-97	841396	16-Jul-03	Issued
018/304DE	Human Telomerase Catalytic Subunit	DE	69723531.9-08	1-Oct-97	841396	16-Jul-03	Issued
018/305ES	Human Telomerase Catalytic Subunit	ES	97307757.1	1-Oct-97	841396	16-Jul-03	Issued
018/306FR	Human Telomerase Catalytic Subunit	FR	97307757.1	1-Oct-97	841396	16-Jul-03	Issued
018/307GB	Human Telomerase Catalytic Subunit	GB	97307757.1	1-Oct-97	841396	16-Jul-03	Issued
018/308IE	Human Telomerase Catalytic Subunit	IE	97307757.1	1-Oct-97	841396	16-Jul-03	Issued
018/309IT	Human Telomerase Catalytic Subunit	IT	51975BE/2003	1-Oct-97	841396	16-Jul-03	Issued
018/310LU	Human Telomerase Catalytic Subunit	LU	97307757.1	1-Oct-97	841396	16-Jul-03	Issued
018/311SE	Human Telomerase Catalytic Subunit	SE	97307757.1	1-Oct-97	841396	16-Jul-03	Issued

2